Exhibit (a)(1)(iv)
Form of Letter from the Fund to Shareholders
in Connection with the Fund’s Acceptance of Shares
TPG TWIN BROOK CAPITAL INCOME FUND
c/o SS&C Technologies, Inc.
PO Box 219400
Kansas City, MO 64121
[DATE]
[SHAREHOLDER NAME/ADDRESS]
Dear Shareholder:
This letter serves to inform you that TPG Twin Brook Capital Income Fund (the “Fund”) has received and accepted for purchase your tender of shares of beneficial interest in the Fund. In accordance with the terms of the tender offer, you will be issued a non-interest-bearing, non-transferable promissory note (the “Note”), which will be held on your behalf by SS&C Technologies, Inc., the Fund’s transfer agent (the “Transfer Agent”), entitling you to receive payment(s) in an aggregate amount equal to the net asset value of the tendered shares determined as of June 30, 2026, less the 2% “early repurchase deduction” (if applicable).
If you have any questions, please contact the Fund’s Transfer Agent at 1-844-298-1372.

Sincerely,

TPG Twin Brook Capital Income Fund